Exhibit 5.1

October 3, 2014

AAC Holdings, Inc.

115 East Park Drive, Second Floor

Brentwood, TN 37027

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Nevada counsel to AAC Holdings, Inc., a Nevada corporation (the “Corporation”), in connection with the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on the date referenced above under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 1,571,120 shares (the “Shares”) of the Corporation’s common stock, $0.001 par value per share, issuable from time to time pursuant to awards granted under the AAC Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”).

We have examined the following documents: (a) the Amended and Restated Articles of Incorporation of the Corporation, as filed with the Nevada Secretary of State on February 12, 2014 (the “Articles”); (b) the Amended and Restated Bylaws of the Corporation (the “Bylaws”); (c) the Plan; and (d) the Registration Statement. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

AAC Holdings, Inc.

October 3, 2014

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP